Exhibit 99.1

Ark Restaurants Announces Financial Results for the
Second Quarter of 2012

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – May 14, 2012 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter ended March 31, 2012.

Company-wide same store sales increased 8.2% for the three-month period ended March 31, 2012 compared to the same three month period last year.

Total revenues for the three-month period ended March 31, 2012 were $29,891,000 versus $29,438,000 in the three months ended April 2, 2011. The prior year’s revenues include $1,532,000 related to two properties closed in 2012 and $329,000 related to one property closed in 2011.

Total revenues for the six-month period ended March 31, 2012 were $62,602,000 versus $61,166,000 in the six months ended April 2, 2011. The prior year’s revenues include $3,150,000 related to two properties closed in 2012 and $1,253,000 related to one property closed in 2011.

Continuing Operations EBITDA adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended March 31, 2012 was $1,025,000 versus a negative $255,000 during the same three-month period last year. The Company’s net loss from continuing operations for the three-month period ended March 31, 2012 was $95,000, or $0.03 per basic and diluted share, as compared to a net loss of $1,127,000, or $0.32 per basic and diluted share, for the same three-month period last year.

Continuing Operations EBITDA adjusted for non-cash stock option expense and non-controlling interests for the six-month period ended March 31, 2012 was $3,555,000 versus $1,086,000 during the same six-month period last year. The Company’s income from continuing operations for the six-month period ended March 31, 2012 was $1,119,000, or $0.33 per basic and diluted share, as compared to a loss from continuing operations of $1,002,000, or $0.28 per basic and diluted share, for the same six-month period last year.

Included in the Company’s income (loss) from continuing operations for the three and six-month periods ended March 31, 2012 are pre-opening and early operating losses related to our new restaurant in New York, Clyde Frazier’s Wine and Dine, which opened in March 2012, in the amounts of $496,000 and $606,000, respectively.

Included in general and administrative expenses for the 26-weeks ended March 31, 2012 is $475,000 related to the resignation of the Company’s President and Chief Operating Officer.

As of March 31, 2012 the Company had cash, cash equivalents and short term investments totaling $3,325,000 and long-term debt in the form of a note payable in the amount of $2,125,000 resulting from the purchase of 250,000 shares in December 2011.

Ark Restaurants owns and operates 21 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Seven restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.